Exhibit 99.1

SABA PROVIDES INTERNAL ACCOUNTING REVIEW UPDATE

Redwood Shores, Calif., June 1, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today provided an update regarding progress of the ongoing accounting review by the Audit Committee of its Board of Directors. The Committee has informed the Company that the Committee now expects to complete its review by the end of June 2012.

Related Compliance Matters

As a result of the Committee’s review of current and prior periods, the Company has delayed its filing with the SEC of its Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012 (the “Form 10-Q”), as previously reported. The Company notes the following information relating to the delayed filing:

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NASDAQ - The Company intends to submit by June 11, 2012 a plan of compliance to the Listing Qualifications Staff of the NASDAQ Stock Market LLC in order to seek additional time for the Company to regain compliance with the NASDAQ filing requirement. If the Staff accepts the plan submitted by the Company, the Staff can grant the Company up to 180 calendar days from the original due date of the Form 10-Q, or until October 8, 2012, to regain compliance.

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Credit Facility - On May 31, 2012, the Company entered into a second letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which Wells Fargo extended to June 30, 2012 the time for the Company’s delivery to Wells Fargo of the Form 10-Q and financial statements for its fiscal quarter ended February 29, 2012 under the Credit Agreement between the Company and Wells Fargo.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to the scope and anticipated completion of the accounting review by the Audit Committee and Saba’s intent to submit a plan to regain compliance with NASDAQ within 60 calendar days of the date of the NASDAQ notification letter. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the results of the audit committee’s independent accounting review. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the NASDAQ listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com